Exhibit 99.1

          BAKER REPORTS REVENUE AND EPS GAINS FOR FIRST QUARTER OF 2005

    PITTSBURGH, May 4 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex:
BKR) today reported improved financial results for the first quarter of 2005 compared to the year-ago period.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO )
    For the quarter, Baker posted net income of $3.5 million, or $0.40 per diluted share, on total contract revenues of $144 million. This compares with net income of $3.1 million, or $0.37 per diluted share, on total contract revenues of $125 million in first-quarter 2004. The current quarter benefited from the receipt of an incentive award related to the FEMA contract and a higher revenue and operating performance in the Engineering segment, but was adversely impacted by lower than anticipated volume and labor realization levels in one part of the Energy segment. The 2004 first-quarter performance also benefited from a strong performance in the Engineering segment, as well as lower insurance and related costs and the sale of shares held of an insurance firm.

    Revenues in the Engineering business were 25 percent greater than the same period last year, largely the result of the FEMA contract. Operating income before corporate overhead allocations increased 42 percent with the major factor being the impact of the delayed $2.2 million FEMA incentive award for work performed during the third quarter of 2004. This is the second award that the company has received under the year-old FEMA contract. The first award was made in December 2004 and covered work performed in the second quarter of last year. Operating income before corporate overhead allocations expressed as a percentage of Engineering segment revenues were 10.8 percent for first-quarter 2005, compared to 9.5 percent in first-quarter 2004.

    Revenues in the Energy business were virtually the same as the first quarter of 2004 due to a significant decline in revenue from the Applied Technology business, which involves primarily the development and implementation of computerized maintenance management systems in client facilities. Excluding the decrease associated with the Applied Technology business, the remainder of the Energy segment reported a revenue gain of four percent. Operating income before corporate overhead allocations also decreased substantially compared to first-quarter 2004 due to the delay or cancellation of contracts in the Applied Technology business. As a result, operating income before corporate overhead allocations expressed as a percentage of segment revenues were less than one percent for the current quarter 2005, an increase over the fourth quarter of 2004 but down from the 4.8 percent in the year-ago period.

    The provision for income tax rate for the 2005 first quarter was 42 percent, compared to 47 percent for the same period last year. The decrease in the tax rate is attributable to lower estimated foreign taxes for 2005 and expected 2005 benefits from certain state tax net operating loss carry forwards.

    Total backlog for the company was $1.42 billion at March 31, 2005, compared to $1.40 billion at year-end 2004. The first-quarter 2005 backlog includes approximately $644 million related to the FEMA contract.

    Commenting on the results, President and Chief Executive Officer Donald P. Fusilli, Jr., said, "Our Engineering business continues to perform well as a result of our FEMA contract and the strength of our Federal sector initiative. We are now beginning to recognize the benefits that our performance-based contracting model can deliver. The performance of our Energy segment was disappointing, but we have taken action to correct the situation and are continuing to see a growing number of opportunities both domestically and internationally as oil and gas companies are making significant capital investments to meet the growing worldwide demand for energy and require high-quality operations and maintenance services to assist in their efforts." He added that the company is still in negotiations with FEMA over an extension of the first-year task order and the task order for year two, and will not be in a position to provide 2005 guidance until those negotiations are completed.

    Michael Baker Corporation has scheduled a conference call and webcast for Thursday, May 5, at 10:00 AM Eastern Daylight Time to discuss the quarterly results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker's website at http://www.mbakercorp.com.

    Michael Baker Corporation ( http://www.mbakercorp.com ) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, linear utilities, transportation, water/wastewater, and oil & gas. With more than 4,200 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life-cycle of infrastructure and managed asset projects.

    (The above information includes certain forward-looking statements concerning future operations and performance of the Company. Forward looking statements are subject to market, operating and economic risks and uncertainties that may cause the Company's actual results in future periods to be materially different from the performance suggested above. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in the Company's relationship and/or contracts with FEMA; changes in anticipated levels of government spending on infrastructure, including TEA-21; changes in loan relationships or sources of financing; changes in management; changes in information systems; and costs to comply with the requirements of the Sarbanes-Oxley Act of 2002. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

FINANCIAL SUMMARY
(Unaudited)

First Quarter Operating Results                  For the quarter ended March 31
----------------------------------------------   -------------------------------
(In thousands, except earnings per share)          2005                  2004
----------------------------------------------   ---------             ---------
Total contract revenues                          $ 143,963             $ 125,005
Gross profit                                     $  22,917             $  20,941
Income from operations                           $   5,723             $   5,385
Income before taxes                              $   5,959             $   5,845
Net income                                       $   3,456             $   3,098
Weighted average shares outstanding:
     Basic                                           8,524                 8,320
     Diluted                                         8,727                 8,421
Net income per share:
     Basic                                       $    0.41             $    0.37
     Diluted                                     $    0.40             $    0.37
                                                 =========             =========


Segment results                                   For the quarter ended March 31
----------------------------------------------    ------------------------------
(In millions)                                        2005              2004
----------------------------------------------    ----------         ----------
Engineering
-----------
Revenues                                          $     93.9         $     74.9
Income from operations before
 Corporate overhead                                     10.1                7.1
Less:  Corporate overhead                               (2.8)              (2.8)
                                                  ----------         ----------
Income from operations                                   7.3                4.3
                                                  ----------         ----------
Energy
------
Revenues                                                50.1               50.1
Income from operations before
 Corporate overhead                                      0.1                2.4
Less:  Corporate overhead                               (1.1)              (1.1)
                                                  ----------         ----------
(Loss)/income from operations                           (1.0)               1.3
                                                  ----------         ----------
Total Reportable Segments
-------------------------
Revenues                                               144.0              125.0
Income from operations before
 Corporate overhead                                     10.2                9.5
Less:  Corporate overhead                               (3.9)              (3.9)
                                                  ----------         ----------
Income from operations                                   6.3                5.6
                                                  ----------         ----------
Other Corporate/Insurance expense                       (0.6)              (0.2)
                                                  ----------         ----------
Total Company - Income from operations            $      5.7         $      5.4
                                                  ==========         ==========

Backlog
(In millions)                                     At 3/31/05        At 12/31/04
----------------------------------------------    ----------        -----------
Total                                             $  1,420.6        $   1,399.5
                                                  ==========        ===========

Condensed Balance Sheet
----------------------------------------------
(In thousands)                                    At 3/31/05         At 12/31/04
----------------------------------------------    ----------         -----------
ASSETS
Cash and cash equivalents                         $    9,197         $   15,471
Receivables, net                                      91,206             79,559
Unbilled revenues                                     72,200             71,280
Prepaid expenses and other                             9,322             12,941
                                                  ----------         ----------
     Total current assets                            181,925            179,251

Property, plant and equipment, net                    17,528             17,879
Goodwill and other intangible assets, net              8,876              8,947
Other assets                                           6,244              5,667
                                                  ----------         ----------
     Total assets                                 $  214,573         $  211,744
                                                  ==========         ==========

LIABILITIES & SHAREHOLDERS' INVESTMENT
Accounts payable                                  $   50,076         $   48,326
Accrued compensation and insurance                    34,884             36,458
Other accrued expenses                                23,872             24,629
Billings in excess of revenues                         9,615              9,705
                                                  ----------         ----------
     Total current liabilities                       118,447            119,118

Other liabilities                                      5,621              6,094
                                                  ----------         ----------
     Total liabilities                               124,068            125,212
                                                  ----------         ----------
Common Stock                                           8,939              8,910
Additional paid-in capital                            40,503             40,000
Retained earnings                                     45,225             41,769
Other comprehensive loss                              (1,163)            (1,129)
Unearned compensation expense                            (46)               (65)
Less - Treasury shares                                (2,953)            (2,953)
                                                  ----------         ----------
     Total shareholders' investment                   90,505             86,532
                                                  ----------         ----------
     Total liabilities &
      shareholders' investment                    $  214,573         $  211,744
                                                  ==========         ==========

SOURCE  Michael Baker Corporation
    -0-                             05/04/2005
    /CONTACT: David Higie of Michael Baker Corporation, +1-412-269-6449 / /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO
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    /Web site:  http://www.mbakercorp.com